EXHIBIT 99.1
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For Immediate Release          Contact: David Reid
May 16, 1995                            (303) 673-4815
                                        david_reid@stortek.com




       STORAGETEK INTENDS TO SELL MIDRANGE LEASE ASSETS
                     TO AT&T CAPITAL UNIT

LOUISVILLE, Colo. -- Storage Technology Corp. (NYSE:STK) said today that it has entered into a letter of intent with a unit of AT&T Capital Corporation to sell substantially all of the lease assets of its StorageTek Distributed Systems Division
(DSD). The closing of the sale is subject to completion of a definitive agreement as well as satisfying various customary conditions, including completing a Hart-Scott-Rodino notice.

StorageTek, through its DSD sales force, will continue to sell storage solutions into the midrange marketplace, as well as to open-systems users.

"This will be another important step in our effort to integrate DSD with our core operations and leverage our strengths in storage management for the maximum benefit of our customers," said John V. Williams, StorageTek executive vice president for worldwide field operations.

The company expects that the profit from the sale of the lease assets will be offset by integration costs and that the net effect on the bottom line in the second quarter will be negligible. "We expect to recognize benefits beginning in the third quarter as a result of reduced operating costs in this area of our business," said David E. Lacey, interim chief financial officer, "and the transaction will have a positive cash impact."

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STORAGETEK INTENDS TO SELL MIDRANGE LEASE ASSETS
TO AT&T CAPITAL UNIT
Page 2

The company said it expects the transaction to close by the end of the second quarter.

Storage Technology Corp. designs, manufactures, markets and services, worldwide, information storage and retrieval subsystems for enterprisewide computer systems and networks. The company reported revenue of $1.87 billion in its fiscal year ended Dec. 30, 1994. Information on StorageTek is available at http://www.stortek.com/ on the World Wide Web.